Exhibit 99.1

Guardant Health Announces Additions to Leadership Team

•        Ines Dahne-Steuber named as chief operating officer

•        Darya Chudova promoted to chief technology officer

PALO ALTO, Calif. – May 8, 2023 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, today announced the expansion of its leadership team with the addition of Ines Dahne-Steuber as chief operating officer and the promotion of Darya Chudova to chief technology officer.

“At Guardant, we have built one of the most transformative platforms in diagnostics and we think extensively about how we get work done more efficiently, from development through delivery, to fulfill our primary mission of helping patients,” said Helmy Eltoukhy, Guardant Health chairman and co-CEO. “As we scale our global operations, with an eye toward future product launches, Ines and Darya are uniquely qualified to help us succeed in this next exciting chapter of our journey.”

Ines Dahne-Steuber brings over 20 years of leadership and strategic expertise in healthcare operations. Prior to joining Guardant Health, she served as senior vice president of operational excellence and president of Spectra Laboratories at Fresenius Medical Care North America. Spectra Laboratories performs 100 million clinical and environmental tests serving over 200,000 dialysis patients per year. Prior to Fresenius Medical Care, she served in various leadership roles at Quest Diagnostics, most recently as general manager for oncology and vice president of healthcare IT solutions. Ms. Dahne-Steuber earned her Bachelor of Arts and Master’s degrees at Humboldt University in Berlin, Germany.

Darya Chudova has been with Guardant Health for eight years, most recently serving as the senior vice president of technology. In this role, she initially focused on leading technical development of Guardant360 LDT and CDx products improving the precision, robustness and accessibility of Guardant’s liquid biopsy tests. Most recently, she has led the development of Guardant’s ShieldTM technology for blood-based colorectal cancer screening, which is currently under review with the U.S. Food and Drug Administration. Prior to Guardant, Darya successfully developed tools for clinical diagnostics and interpretation of genomic expression and sequencing data in the context of molecular cytology at Veracyte, Inc. and non-invasive prenatal testing at Illumina, Inc. Ms. Chudova holds a Doctor of Philosophy degree from UC Irvine.

“We are very pleased to welcome Ines to Guardant’s leadership team. She brings a wealth of knowledge and operational expertise of lab operations,” said AmirAli Talasaz, co-CEO. “Darya has already been instrumental in our technology development over the last eight years. With the newly created role of chief technology officer, we are combining our research and development efforts across oncology and screening, and leveraging our single platform across multiple products to allow us to scale more efficiently. The leadership of both Ines and Darya will be extremely valuable as we continue to further improve our ability to operate effectively while balancing our need to innovate at pace.”

About Guardant Health

Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary tests, vast data sets and advanced analytics. The Guardant Health oncology platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has commercially launched Guardant360®, Guardant360 CDx, Guardant360 TissueNext™, Guardant360 Response™, and GuardantINFINITY™ tests for advanced-stage cancer, and Guardant Reveal™ for early-stage cancer. The Guardant Health screening portfolio, including the Shield™ test, aims to address the needs of individuals eligible for cancer screening. For more information, visit guardanthealth.com and follow the company on LinkedIn and Twitter.

Investor Contact:

Alex Kleban

investors@guardanthealth.com

+1 657-254-5417

Media Contact:

Michael Weist

press@guardanthealth.com

+1 317-371-0035

Source: Guardant Health, Inc.